Exhibit 99.1
                               Press Release

Release Date:  May 11, 2005                       Contact: Thomas A. Vento
               at 4:30 p.m. EST                             President
                                                           Joseph R. Corrato
                                                            Executive Vice
                                                             President
                                                           (215) 755-1500


    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND QUARTER
           RESULTS AND APPROVAL OF A STOCK REPURCHASE PROGRAM

     Philadelphia, Pennsylvania (May 11, 2005) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the recently formed "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $894,000 for the quarter ended March 31, 2005 as compared to $613,000 for the same period in 2004. For the six months ended March 31, 2005, the Company earned $1.6 million as compared to $1.3 million for the six months ended March 31, 2004, an increase of 23.1%. On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock to the public at $10.00 per share for total proceeds of $56.5 million.

     Tom Vento, President and Chief Executive Officer, stated "Our primary focus during the first six months of fiscal 2005 was on the successful reorganization of the Bank into the mutual holding company form of organization which was completed on March 29, 2005. With the infusion of over $50 million of capital, we look forward to implementing our business plan while remaining committed to excellent customer service as a community bank."

     The Company also announced that the Board of Directors has authorized the repurchase of up to 277,000 shares, or approximately 4.9% of the Company's outstanding common stock held by other than Prudential Mutual Holding Company. The Company received the required approval of the FDIC for the repurchase program. Under federal banking regulations, the Company, with the permission of the FDIC, may repurchase in open market transactions during the first year after completion of its mutual holding company reorganization of up to 5% of the stock issued to the public in open market transactions. Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next 12 months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     The Company's total assets increased by $41.7 million or 10.3% to $448.3 million at March 31, 2005 from September 30, 2004 primarily due to a $41.2 million increase to $51.3 million in cash and cash equivalents reflecting primarily the receipt of the proceeds of the subscription offering conducted in connection with the mutual holding company reorganization. In addition, our net loan portfolio experienced a $12.6 million or 8.3% increase to $164.1 million as we continued our emphasis on growing the loan portfolio. The majority of the growth in the loan portfolio was concentrated in construction and single-family residential loans. Offsetting such increases in part was a decrease in mortgage-backed securities held to maturity of $9.1 million or 11.2% to $71.8 million at March 31, 2005 as a result of prepayments and repayments due to the current interest rate environment.

     At March 31, 2005, total deposits decreased $12.9 million or 3.7% to $336.3 million from $349.2 million as of September 30, 2004. The majority of the decrease consisted of a $9.3 million decrease in certificates of deposit. In addition, of the total decrease, $2.1 million was used by depositors to purchase shares of the Company's common stock in the subscription offering, most of which came from core deposits. Accrued interest payable also decreased by $1.1 million to $794,000 as a result of interest being credited on most of our interest-bearing deposits at the end of the fiscal year.

     Stockholders' equity increased by $51.7 million to $90.8 million at March 31, 2005 as compared to $39.1 million at September 30, 2004 primarily due to the $54.9 million in net proceeds raised in the subscription offering. The Company sold 5,653,688 shares of common stock representing 45% of the total outstanding shares of the Company. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company. Retained earnings increased $1.5 million to $39.8 million primarily as a result of the $1.6 million in net income for the first six months of fiscal 2005 offset in part by the Bank's $100,000 capitalization of Prudential Mutual Holding Company in connection with the mutual holding company reorganization.

     The Bank's employee stock ownership plan ("ESOP"), which was unable to purchase any shares in the subscription offering, purchased at a total cost of $4.5 million 452,295 shares of common stock in open market purchases, such amount representing 8% of the shares sold to depositors.

     Net interest income increased $231,000 or 8.9% to $2.8 million for the three months ended March 31, 2005 as compared to $2.6 million for the same period in 2004. The increase was primarily due to a $280,000 or 5.8% increase in interest income which was primarily due to an increase of $25.2 million or 6.4% in the average balance of interest-earning assets for the three months ended March 31, 2005, as compared to the same period in 2004. Partially offsetting the increase was a three basis point decrease to 4.91% in the weighted average rate earned on interest-earning assets for the three months ended March 31, 2005 as compared to the same period in 2004. In addition, we experienced a $49,000 increase in interest expense primarily as a result of a 12 basis point increase to 2.59% in the weighted average rate paid on interest-bearing liabilities offset in part by a $8.6 million or 2.4% decrease in the average balance of interest-bearing liabilities for the three months ended March 31, 2005 as deposits were used to fund depositors' purchases in the subscription offering.

     For the six months ended March 31, 2005, net interest income increased $410,000 or 7.9% to $5.6 million as compared to the six months ended March 31, 2004. Net interest income increased primarily due to a $416,000 or 4.3% increase in interest income which reflected the effect of a $15.9 million increase in the average balance of interest-earning assets during the six month period ended March 31, 2005 combined with a one basis point increase to 4.98% in the weighted average rate earned on interest-earning assets.
Interest expense during the six months ended March 31, 2005 remained relatively stable by comparison to the same period in the prior year, increasing only $7,000 due to a one basis point increase in the weighted average rate paid on interest-bearing liabilities offset in part by a $2.0 million decrease in the average balance of such liabilities.

                                    2

     For the quarter and six months ended March 31, 2005, the net interest margin was 2.72% and 2.75%, respectively, as compared to 2.66% for both of the same periods in 2004. The improvement in our net interest margin in the fiscal 2005 periods reflected in large part the increase in the balance of net interest-earning assets.

     We did not make any provision for loan losses for the three and six months ended March 31, 2005 as compared to $10,000 for both comparable periods in 2004. At March 31, 2005, the Company's non-performing assets totaled $559,000 and its allowance for loan losses totaled $558,000 or 0.3% of total loans.

     Non-interest income increased $1,000 and $17,000 for the three and six months ended March 31, 2005, respectively, as compared to the same periods in 2004. The increases were primarily due to an increase in fees and other service charges, mostly attributable to an increase in mortgage prepayment fees.

     Non-interest expense decreased $129,000 or 7.5% during the three months ended March 31, 2005 compared to the same period in 2004 but increased
$160,000 or 4.8% for the six months ended March 31, 2005 as compared to the same period in 2004. The decrease for the quarter was primarily due to decreases in pension expense offset in part by, among other things, increases in salaries and employee benefits. For the six months ended March 31, 2005, the increase reflected in large part a $125,000 accrual for the award of counsel's fees and interest related to a previously disclosed lawsuit combined with increases in salaries and employee benefits and data processing. The increase in salaries and employee benefits in both periods, the largest component of non-interest expense, was due to normal merit increases in salary, an increase in staff levels and increased costs for employee benefits, particularly, the cost of employee medical insurance. The increase in data processing expense in the 2005 periods was primarily due to increased servicing costs of the Bank's third party servicer.

     Income tax expense for the quarter and six months ended March 31, 2005 amounted to $475,000 and $838,000, respectively, compared to $385,000 and $831,000, respectively, for the quarter and six months ended March 31, 2004. Our effective income tax rate declined for the quarter and six months ended March 31, 2005 as compared to the same periods in 2004 due to the effects of increased investment in tax-exempt investment securities.

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities


                                    3

and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.



























                                    4




                                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                      (Unaudited)

                                             At March 31,      At September 30,
                                                 2005                 2004
                                            --------------    -----------------
                                                  (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                  $448,297             $406,638
Cash and cash equivalents                       51,306               10,061
Investment securities:
  Held-to-maturity                             114,016              114,806
  Available-for-sale                            39,037               40,287
Mortgage-backed securities held-to-maturity     71,828               80,932
Loans receivable, net                          164,130              151,565
Deposits                                       336,305              349,159
FHLB advances                                   13,843               13,862
Stockholders' equity                            90,817               39,099
Full service offices                                 6                    6

                                   Three Months Ended          Six Months Ended
                                          March 31,                March 31,
                                 ------------------------- ---------------------
                                   2005            2004        2005        2004
                                 --------        --------- -----------   -------
                                   (Dollars in Thousands Except Per Share Data)
Selected Operating Data:
Total interest income            $5,124          $4,844     $10,117       $9,701
Total interest expense            2,291           2,242       4,525        4,519
Net interest income               2,833           2,602       5,592        5,182
Provision for loan losses             0              10           0           10
  Net interest income after
   provision for loan losses      2,833           2,592       5,592        5,172
Total non-interest income           137             136         301          284
Total non-interest expense        1,601           1,730       3,464        3,304
Income before income taxes        1,369             998       2,429        2,152
Income taxes                        475             385         838          831
Net income                          894             613       1,591        1,321
Basic earnings per share             (1)             NA          (1)          NA
Diluted earnings per share           (1)             NA          (1)          NA


Selected Operating Ratios(2):
Average yield on interest-
  earning assets                   4.91%         4.94%       4.98%        4.97%
Average rate on interest-bearing
  liabilities                      2.59%         2.47%       2.52%        2.51%
Average interest rate spread(3)    2.32%         2.47%       2.46%        2.46%
Net interest margin(3)             2.72%         2.66%       2.75%        2.66%
Average interest-earning assets
  to average interest-bearing
  liabilities                    117.75%       108.02%     113.23%      108.20%
Net interest income after
  provision for loan losses to
  non-interest expense           176.95%       149.83%     161.43%      156.54%
Total non-interest expense to
  average assets                   1.49%         1.71%       1.66%        1.64%
Efficiency ratio(4)               53.91%        63.18%      58.78%       60.45%
Return on average assets           0.83%         0.60%       0.76%        0.66%
Return on average equity           8.70%         6.49%       7.90%        7.06%
Average equity to average assets   9.58%         9.33%       9.63%        9.28%





                                                                                At or for the
                                                                  ---------------------------------------
                                                                  Three Months Ended    Six Months Ended
                                                                       March 31,             March 31,
                                                                  ------------------   ------------------
                                                                   2005        2004      2005       2004
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)      0.08%       0.29%     0.08%      0.29%
Non-performing assets as a percent of total assets(6)              0.12%       0.24%     0.12%      0.24%
Non-performing assets and troubled debt restructurings as a
  percent of total assets(6)                                       0.12%       0.24%     0.12%      0.24%
Allowance for loan losses as a percent of non-performing loans   410.29%     107.52%   410.29%    107.52%
Net charge-offs to average loans receivable                        0.00%       0.08%     0.00%      0.09%

Capital Ratio(5)(7)
Tier 1 leverage ratio                                             14.53%       9.17%    14.53%      9.17%
Tier 1 risk-based capital ratio                                   36.69%      23.28%    36.69%     23.28%
Total risk-based capital ratio                                    37.30%      23.92%    37.30%     23.92%



(1)  Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, earnings per share for the period of March 29,
2005 to March 31, 2005 is not considered meaningful and is not shown.

(2)  With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)  Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  Non-performing assets consist of non-performing loans and real estate owned.  Non-performing loans consist of all loans 90 days or more past due.  It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due.  Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and repossessed automobiles.

(7)  Ratios reflect the capital position of the Bank only.
